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EXHIBIT 5

OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP

October 1, 2001

United Online, Inc.
2555 Townsgate Road
Westlake Village, California 93161

Re:	United Online, Inc. Registration Statement on Form S-8 for an aggregate of 11,281,228 shares of common stock of United Online, Inc.

Ladies and Gentlemen:

    We have acted as counsel to United Online, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 11,281,228 shares of the Company's common stock (the "Shares") reserved for issuance under the United Online, Inc. 2001 Stock Incentive Plan (the "United SIP"), the United Online 2001 Supplemental Stock Incentive Plan (the "United Supplemental SIP"), the United Online, Inc. 2001 Employee Stock Purchase Plan (the "United ESPP"), the NetZero, Inc. 1999 Employee Stock Purchase Plan (the "NetZero ESPP"), and the Juno Online Services, Inc. 1999 Employee Stock Purchase Plan (the "Juno ESPP").

    This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

    We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with (1) the establishment and implementation of the United SIP, United Supplemental SIP and the United ESPP and (2) the assumption of the NetZero ESPP and the Juno ESPP. Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to (a) the provisions of the relevant option agreements for options granted pursuant to or assumed under the United SIP or the United Supplemental SIP and in accordance with the Registration Statement, (b) duly authorized direct stock issuances under the United SIP or the United Supplemental SIP effected in accordance with the Registration Statement or (c) duly authorized stock purchase rights issued under the United ESPP, the NetZero ESPP or the Juno ESPP effected in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

    We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

    This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the United SIP, United Supplemental SIP, the United ESPP, the NetZero ESPP, the Juno ESPP, or the Shares.

                      Very truly yours,

                      /s/ BROBECK, PHLEGER & HARRISON LLP

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  EXHIBIT 5
OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP